Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

BearingPoint, Inc.

We have issued our reports dated August 6, 2002, except for Note 2, under the subheading “Stock-Based Compensation”, as to which the date is September 29, 2003 and Note 21, as to which the date is April 12, 2004, accompanying the 2002 and 2001 consolidated financial statements and Schedule II of BearingPoint, Inc. (formerly KPMG Consulting, Inc.) which are included in this Post-Effective Amendment No. 2 to Form S-3 on Form S-1. We consent to the use of the aforementioned reports in this Post-Effective Amendment No. 2 to Form S-3 on Form S-1 and to the use of our name as it appears under the captions “Selected Financial Data” and “Experts”.

GRANT THORNTON LLP

New York, New York

June 7, 2004